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                                                                Exhibit 4.19


                            [DATASCOPE LETTERHEAD]




                                                                March 31, 1995


Mrs. Susan Chapman
466 Essex Avenue
Bloomfield, NJ 07003

Dear Susan:

        I am very pleased to inform you that the Board of Directors has granted you a special bonus of 2,000 shares of Datascope stock in recognition of your exceptional service to Datascope Corp., and as an inducement to your continued service at Datascope, Corp. Please execute this letter in the space provided for below to indicate your acceptance of this special bonus.

                                                Sincerely,



                                                Lawrence Saper
                                                Chairman and CEO

SP:kk


Accepted this ____ day
of _______________, 1995


_________________________
Susan Chapman